CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL APPOINTS NICK GAGLIARDI CHIEF OPERATING OFFICER OF MONSTER BEVERAGE COMPANY

Corona, CA – July 30, 2009 – Hansen Natural Corporation (NASDAQ:HANS) today announced the appointment of Nick R. Gagliardi as Chief Operating Officer of Monster Beverage Company, a division of Hansen Beverage Company (the “Company”). Gagliardi will oversee the Monster business and report directly to Mark Hall, President of Monster Beverage Company.

Gagliardi, 52, most recently served as President of Liquid Investments, a wholesale beverage distribution holding company based in San Diego. Previously he held various management positions, including Vice President and General Manager, of Labatt USA which later became a unit of Anheuser-Busch InBev. From 1982-1998, Gagliardi served in various capacities at Colgate-Palmolive Company, including Vice President of the Canadian division.

Gagliardi earned his bachelor of arts degree in hotel and restaurant administration from Washington State University. He completed the food industry management program at University of Southern California, Los Angeles.

“Nick brings to our Company more than 25 years of sales, distribution and business development experience in beverage and consumer products,” said Rodney C. Sacks, Chairman and Chief Executive Officer of Hansen Natural Corporation. “We are pleased to welcome Nick to our Monster team and look forward to his contributions as our Company continues to grow worldwide.”

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices and Vidration™ brand vitamin enhanced waters. For more information visit www.hansens.com and www.monsterenergy.com.

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